Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845 7712

Email: denisesb@telik.com

TELIK ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS

Palo Alto, CA, – August 11, 2011 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $3.0 million, or $0.06 per share, for the second quarter ended June 30, 2011, compared with a net loss of $4.9 million, or $0.09 per share, for the comparable period in 2010.

For the quarter ended June 30, 2011, total operating costs and expenses were $3.0 million, compared with $5.0 million in the 2010 second quarter. Operating expenses in the 2011 second quarter included stock-based compensation expense of approximately $0.4 million. Operating expenses were approximately 40% lower in the second quarter of 2011 compared with the same period in 2010, primarily due to lower headcount and related costs, lower clinical development expenses and lower facility costs.

For the six months ended June 30, 2011, Telik reported a net loss of $6.7 million, or $0.12 per share, compared with a net loss of $10.3 million, or $0.19 per share, for the six months ended June 30, 2010. Total operating expenses for the first six months of 2011 were $6.7 million, compared with $10.4 million for the first six months of 2010. Operating expenses in the first six months of 2011 included approximately $0.7 million in stock-based compensation expense. The reduction in operating expenses of approximately 36% in the first six months of 2011 compared with the same period in 2010 was primarily due to lower headcount and related expenses, lower clinical development and lower facility expenses.

At June 30, 2011, Telik had $17.1 million in cash, cash equivalents and investments including restricted investments, compared to $24.1 million at December 31, 2010.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating costs and expenses:
Research and development	$1,465	$2,808	$3,159	$5,633
General and administrative	1,546	2,197	3,540	4,755
Restructuring costs	—	—	—	—

Total operating costs and expenses	3,011	5,005	6,699	10,388

Loss from operations	(3,011)	(5,005)	(6,699)	(10,388)
Interest and other income (expense), net	10	59	24	115

Net loss	$(3,001)	$(4,946)	$(6,675)	$(10,273)

Basic and diluted net loss per share	$(0.06)	$(0.09)	$(0.12)	$(0.19)

Weighted average shares used to calculate basic and diluted net loss per share	53,956	53,522	53,824	53,494

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
Cash, cash equivalents, investments and restricted investments	$17,111	$24,064
Total assets	$17,906	25,029
Stockholders’ equity	$12,648	18,369